SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
        UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-19577

                             HARMONY HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                            5501 EXCELSIOR BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55416
                                 (952) 925-8840
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this form)

                                      NONE
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]                     Rule 12h-3(b)(1)(i)          [X]
Rule 12g-4(a)(1)(ii)    [ ]                     Rule 12h-3(b)(1)(ii)         [ ]
Rule 12g-4(a)(2)(i)     [ ]                     Rule 12h-3(b)(2)(i)          [ ]
Rule 12g-4(a)(2)(ii)    [ ]                     Rule 12h-3(b)(2)(ii)         [ ]
                                                Rule 15d-6                   [ ]

Approximate number of holders of record as of certification of notice date:  21

Pursuant to the requirements of the Securities Exchange Act of 1934, Harmony Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 7, 2001                            HARMONY HOLDINGS, INC.

                                                By /s/ Richard A. Wiethorn
                                                Richard A. Wiethorn
                                                Chief Financial Officer